Exhibit 4.2

SUNOCO, INC.,

As Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 31, 2009

to

Indenture dated as of March 31, 2009

$250,000,000

9.625% Senior Notes Due April 15, 2015

i

THIS FIRST SUPPLEMENTAL INDENTURE dated as of March 31, 2009 is among SUNOCO, INC., a Pennsylvania corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”). Each capitalized term used but not defined in this First Supplemental Indenture shall have the meaning assigned to such term in the Original Indenture (as defined below).

RECITALS:

WHEREAS, the Company executed and delivered to the Trustee an Indenture dated as of March 31, 2009 (the “Original Indenture”), providing for the issuance by the Company from time to time of its debentures, notes, bonds or other evidences of indebtedness, issued and to be issued in one or more series unlimited as to principal amount (the “Debt Securities”);

WHEREAS, the Company has duly authorized and desires to issue pursuant to the Original Indenture, as supplemented and amended by this First Supplemental Indenture, a series of Debt Securities designated the “9.625% Senior Notes Due April 15, 2015” (the “Notes”);

WHEREAS, the Company desires to issue the Notes pursuant to Section 2.01 of the Original Indenture, which Article permits the execution of supplemental indentures to establish the form and terms of Debt Securities of any series;

WHEREAS, pursuant to Section 11.01 of the Original Indenture, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes;

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered under the Original Indenture and duly issued by the Company, the valid obligations of the Company, respectively, and to make this First Supplemental Indenture a valid agreement of the Company enforceable in accordance with its terms.

NOW, THEREFORE, the Company and the Trustee hereby agree that the following provisions shall supplement the Original Indenture:

ARTICLE I.

THE NOTES

SECTION 1.1 Form.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to this First Supplemental Indenture, which is hereby incorporated into this First Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Book-Entry Notes”). Each Book-Entry Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Book-Entry Note to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in the Book-Entry Note.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Book-Entry Notes.

SECTION 1.2 Title, Amount and Payment of Principal and Interest.

The Notes shall be entitled the “9.625% Senior Notes Due April 15, 2015.” The Trustee shall authenticate and deliver (i) Notes for original issue on the date hereof (the “Original Notes”) in the aggregate principal amount of $250 million and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in the Company Order described in this sentence, provided that no such additional Notes may be issued at a price that would cause such Notes to have “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, in each case upon a Company Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 3.03 of the Original Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $250 million plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph (except as provided in Section 3.01 of the Original Indenture). Any such additional Notes issued in this manner will be consolidated with, and will form a single series with, the Original Notes.

The principal amount of each Note shall be payable on April 15, 2015. Each Note shall bear interest from the date of original issuance, or the most recent date to which interest has been paid, at the fixed rate of 9.625% per annum. The dates on which interest on the Notes shall be payable shall be April 15 and October 15 of each year, commencing October 15, 2009 in the case of the Original Notes (the “Interest Payment Dates”). The regular record date for interest payable on the Notes on any Interest Payment Date shall be April 1 or October 1 (the “Regular Record Date”), as the case may be, next preceding such Interest Payment Date.

Payments of principal, of premium, if any, and interest due on the Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 11:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

SECTION 1.3 Registrar and Paying Agent.

The Company initially appoints the Trustee as Registrar and paying agent with respect to the Notes.

SECTION 1.4 Transfer and Exchange.

Transfer and Exchange of Notes in Definitive Form. Notes in definitive form shall be presented or surrendered for registration of transfer or exchange pursuant to Section 3.05 of the Original Indenture.

Transfer and Exchange of Global Notes. The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 3.05 of the Original Indenture.

SECTION 1.5 Legends.

Each certificate evidencing the Book-Entry Notes shall bear the legend specified in Section 3.04(c) of the Original Indenture.

SECTION 1.6 Defeasance and Discharge.

The Notes shall be subject to satisfaction and discharge and to both legal defeasance and covenant defeasance as contemplated by Article Fifteen of the Original Indenture.

SECTION 1.7 Additional Covenants.

Pursuant to Article Eleven of the Original Indenture, the following covenants of the Company are made in relation solely to the Notes by adding the following Sections to Article Twelve of the Original Indenture:

Section 12.06 Limitation on Liens.

Nothing in this Indenture or in the Debt Securities or Coupons, if any, shall in any way restrict or prevent the Company or any Subsidiary from incurring any indebtedness; provided that the Company covenants and agrees that neither it nor any Restricted Domestic Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (hereinafter in this Article Twelve called “Debt”) secured by mortgage, lien, pledge or other encumbrance upon any Restricted Property without effectively providing that the Debt Securities of all series (excluding any series of Debt Securities with respect to which the property securing such Debt is not Restricted Property, but including, if the Company so determines, any other indebtedness or obligation then existing and any other indebtedness or obligation, thereafter created, ranking equally with the Debt Securities of all series) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured, except that the foregoing provisions shall not apply to:

(a) mortgages, liens, pledges or other encumbrances (hereinafter in this Article Twelve called “Mortgages”) in existence on the date hereof;

(b) Mortgages on property to secure all or part of the cost of exploration, drilling or development thereof or all or part of the cost of altering or repairing equipment used in connection therewith or (in case of property which is, in the opinion of the Board of Directors, substantially unimproved for the use intended by the Company) all or part of the cost of improvement thereof, or to secure Debt incurred to provide funds for any such purpose;

(c) Mortgages which secure only indebtedness owing by a Subsidiary to the Company, to one or more Subsidiaries or to the Company and one or more Subsidiaries;

(d) Mortgages on the property of any corporation existing at the time such corporation becomes a Subsidiary;

(e) Mortgages on any property to secure Debt or other indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities, other forms of industrial revenue bond financing or Debt issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; or

(f) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) through (e) or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing provisions of this Section 12.06, the Company and any one or more Restricted Domestic Subsidiaries may, without securing any Debt Securities, issue assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Restricted Domestic Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Debt permitted to the secured under clauses (a) through (f)) and the aggregate Value of the Sale and Lease-Back Transactions in existence at such time (not including Sale and Lease-Back Transactions described in Section 12.07(a) or as to which the Company has complied with Section 12.07(b)) does not at the time of issuance, assumption, or guarantee thereof exceed 5% of the Stockholders’ Equity in the Company and its consolidated subsidiary companies as shown in the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company. For this purpose “Stockholders’ Equity”

shall mean the aggregate of (however designated) capital, capital stock, capital surplus, capital in excess of par value of stock, earned surplus and net income retained for use in the business, after deducting the costs of the shares of stock of the Company held in its treasury.

The following types of transactions, among others, shall not be deemed to create Debt secured by Mortgages:

(1) The sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or as an overriding royalty, and

(2) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, and State or any department, agency or instrumentality of either, or to secure partial, progress, advance or any other payments to the Company or any Subsidiary by the United States, any State or any department, agency or instrumentality of either pursuant to the provisions of any contract or statute.

Section 12.07 Limitation on Sale and Lease-Back Transactions.

The Company covenants and agrees that neither it nor any Restricted Domestic Subsidiary will enter into any arrangement with any Person, or to which any Person is a party, providing for the leasing to the Company or a Restricted Domestic Subsidiary for a period of more than three years of any Restricted Property which has been or is to be sold or transferred by the Company or such Restricted Domestic Subsidiary to such Person or to any other Person to which funds have been or are to be advanced by such Person on the security of the leased property (in this Article Twelve called “Sale and Lease-Back Transaction”) unless either:

(a) the Company or such Restricted Domestic Subsidiary would be entitled, pursuant to the provisions of Section 12.06, to incur Debt in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by Mortgage on the property to be leased, without equally and ratably securing all series of Debt Securities with respect to which such property is Restricted Property, or

(b) the Company (and in any such case the Company covenants and agrees that it will do so) during or immediately after the expiration of four months after the effective date of such Sale and Lease-Back Transaction (whether made by the Company or a Restricted Domestic Subsidiary) applies to the voluntary retirement of Funded Debt of the Company (including Debt Securities) an amount equal to the Value of such Sale and Lease-Back Transaction, less the principal amount of Debt Securities delivered, within four months after the effective date of such arrangement, to the Trustee for retirement and cancellation and the principal amount of other Funded Debt voluntarily retired by the Company within such four month period, excluding retirements of Debt Securities and other Funded Debt as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity.

For purposes of Section 12.06 and this Section 12.07, the term “Value” shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value in the opinion of the Board of Directors of such property at the time of entering into such Sale and Lease-Back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

SECTION 1.8 Additional Default

In accordance with Article Eleven of the Original Indenture, Section 5.01 is amended solely with respect to the Notes by adding the following subsection:

(8) default in the performance of any other term or provision of any Indebtedness of the Company (other than Debt Securities of such series) that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable if the amount of such Indebtedness which shall have become or shall have been declared due and payable as a result of such default is in excess of $25,000,000, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or defaults and stating that such notice is a “Notice of Default” hereunder.

SECTION 1.9 Additional Definitions

In accordance with Article Eleven of the Original Indenture, the following terms are inserted into Section 1.01 of the Original Indenture in the appropriate alphabetical order and made applicable only to the Notes:

“First Supplemental Indenture” means the First Supplemental Indenture among the Company and the Trustee dated as of March 31, 2009 relating to the Company’s 9.625% Senior Notes Due April 15, 2015.

“Notes” means the Company’s 9.625% Senior Notes Due April 15, 2015.

“Restricted Domestic Subsidiary” means any Subsidiary which owns Restricted Property, except a Subsidiary substantially all the real property, plants and equipment of which are located outside the continental United States, a Subsidiary the assets of which constitute less than five percent (5%) of the assets of the Company and its consolidated subsidiaries, and a Subsidiary the major part of the business as determined by the Board of Directors of which consists of finance, banking, credit, leasing, real estate, financial services or other similar operations or coal or coke operations or any combination thereof.

“Restricted Property” with respect to each series of Debt Securities means (a) any property interest owned by the Company or a Subsidiary on the date Debt Securities of such series are first issued in land located in the continental United States (which for the purposes hereof shall include any property located off the coast of the continental United States on which the Company or any Subsidiary conducts operations pursuant to leases, rights or other authorizations from the United States or any state thereof located within the continental United States) and classified by such owner on the date Debt Securities of such series are first issued as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities, (b) any refining plant or similar manufacturing plant owned by the Company or a Subsidiary on the date Debt Securities of such series are first issued and located in the continental United States, except (1) related facilities which in the opinion of the Board of Directors are transportation or marketing facilities, and (2) a refining plant or manufacturing plant which in the opinion of the Board of Directors is not a principal plant of the Company and its Subsidiaries, and (c) any shares of capital stock or indebtedness of a Restricted Domestic Subsidiary.

The term “Restricted Property” with respect to any series of Debt Securities shall not include future additions or improvements to or replacements of all or a portion of any refining plant or manufacturing plant owned by the Company or a Subsidiary on the date Debt Securities of such series are first issued.

ARTICLE II.

REDEMPTION

SECTION 2.1 Redemption.

The Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof. The Company, at its option, may redeem the Notes in accordance with the provisions of paragraph 5 of the Notes and Article Thirteen of the Original Indenture.

ARTICLE III.

MISCELLANEOUS PROVISIONS

SECTION 3.1 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.2 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.3 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

SUNOCO, INC.

By:	/s/ Michael Colavita
Title:	Treasurer

Attest:

/s/ Rosemary M. Haselroth
Title: Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ George J. Rayzis
Title:	Vice President

Attest:

/s/ Stephen J. Kaba
Title: Vice President

FIRST SUPPLEMENTAL INDENTURE

Exhibit A

FORM OF NOTE

[FACE OF SECURITY]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, NEW YORK, NEW YORK, TO SUNOCO, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]*

Principal Amount

No.	$ , [which amount may be

increased or decreased by the Schedule

of Increases and Decreases in Global Security attached hereto.]*

SUNOCO, INC.

9.625% SENIOR NOTE DUE APRIL 15, 2015

CUSIP 86764P AE9

SUNOCO, INC., a Pennsylvania corporation (the “Company,” which term includes any successor under the Original Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co.]* or its registered assigns, the principal sum of              U.S. dollars ($            ) , [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security]*, on April 15, 2015 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest at an annual rate of 9.625% payable on April 15 and October 15 of each year, to the person in

*	To be included in a Book-Entry Note.

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whose name the Security is registered at the close of business on the record date for such interest, which shall be the preceding April 1 and October 1 (each, a “Regular Record Date”), respectively, payable commencing on October 15, 2009 (being 195 days interest based on a 360-day year consisting of 12 30-day months), with interest accruing from March 31, 2009, or the most recent date to which interest shall have been paid.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth in this Security are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

This Security is issued in respect of a series of Debt Securities of an initial aggregate principal amount of $250 million, designated as the 9.625% Senior Notes Due April 15, 2015 of the Company, which are governed by the Indenture dated as of March 31, 2009 (the “Original Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented and amended by the First Supplemental Indenture (herein so called) dated as of March 31, 2009 between the Company and the Trustee. The Original Indenture, as supplemented and amended from time to time, is herein referred to as the “Indenture.” The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Securities under the Indenture.

This Security shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: March 31, 2009

SUNOCO, INC.

By:
Title:

Attest:

Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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[REVERSE OF SECURITY]

SUNOCO, INC.

9.625% SENIOR NOTE DUE APRIL 15, 2015

This Security is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (the “Debt Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 9.625% Senior Notes Due April 15, 2015 of the Company, in initial aggregate principal amount of $250 million (the “Securities”).

1. Interest.

The Company promises to pay interest on the principal amount of this Security at the rate of 9.625% per annum.

The Company will pay interest semi-annually on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing October 15, 2009 (being 195 days interest). Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from March 31, 2009. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) and on overdue principal and premium, if any, from time to time on demand at the same rate per annum, in each case to the extent lawful.

2. Method of Payment.

The Company shall pay interest on the Securities (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) may be paid to the persons who are registered Holders at the close of business on a special record date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture. The Company shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary.

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Payments in respect of Securities in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the Debt Security register of Holders or at the option of the Holder, payment of interest on Securities in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent. The Holder must surrender this Security to a paying agent to collect payment of principal.

3. Paying Agent and Registrar.

Initially, U.S. Bank National Association will act as paying agent and Registrar. The Company may change any paying agent or Registrar at any time upon notice to the Trustee and the Holders. The Company may act as paying agent.

4. Indenture.

This Security is one of a duly authorized issue of Debt Securities of the Company issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Original Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Original Indenture, and those terms stated in the First Supplemental Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Original Indenture, the First Supplemental Indenture and the TIA for a statement of them. The Securities of this series are general unsecured obligations of the Company limited to an initial aggregate principal amount of $250 million; provided, however, that the authorized aggregate principal amount of such series may be increased from time to time as provided in the First Supplemental Indenture.

5. Optional Redemption.

The Securities are redeemable, at the option of the Company, at any time in whole, or from time to time in part, at a redemption price (the “Make-Whole Price”) equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; or (ii) the sum of the present values of the Remaining Scheduled Payments on the Securities discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

The actual Make-Whole Price, calculated as provided above, shall be calculated and certified to the Trustee and the Company by the Independent Investment Banker. For purposes of determining the Make-Whole Price, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

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“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before such Redemption Date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Reference Treasury Dealer” means Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., and their respective successors; provided, however, that if either Barclays Capital Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc., ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day before such redemption date.

“Remaining Scheduled Payments” means, the remaining scheduled payments of the principal of the Securities to be redeemed and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

Except as set forth above, the Securities will not be redeemable prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

Securities called for optional redemption become due on the Redemption Date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of the Securities to be redeemed at its registered address. The notice of optional redemption for the Securities will state, among other things, the amount of Securities to be redeemed, the Redemption Date, the method of calculating such redemption price and the place(s) that payment will be made upon presentation and surrender of Securities to

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be redeemed. Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Redemption Date with respect to any Securities that have been called for optional redemption. If less than all the Securities are redeemed at any time, the Trustee will select the Securities to be redeemed on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate; provided, however, that if at the time of redemption such Securities are represented by a Global Security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Securities held by each beneficial owner to be redeemed.

The Securities may be redeemed in part in multiplies of $2,000 and integral multiples of $1,000 thereof only. Any such redemption will also comply with Article Thirteen of the Indenture.

6. Denominations; Transfer; Exchange.

The Securities are to be issued in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7. Person Deemed Owners.

The registered Holder of a Security may be treated as the owner of it for all purposes.

8. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected. Without consent of any Holder of a Security, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of a Security. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

9. Defaults and Remedies.

If an Event of Default with respect to the Securities occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then Outstanding may declare the principal amount of all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Securities, by written notice to the Company and the Trustee, may rescind such declaration and

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annul its consequences if the rescission would not conflict with any judgment or decree of a court already rendered and if all Events of Default with respect to the Securities, other than the nonpayment of the principal amount of the Securities, which has become due solely by such acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of the Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require reasonable indemnity or security before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then Outstanding may direct the Trustee in its exercise of any trust or power.

10. Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates or any subsidiary of the Company’s Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

11. Authentication.

This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

12. Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

14.	Absolute Obligation.

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

15. Governing Law.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT –
(Cust.)
TEN ENT – as tenants by entireties	Custodian for:
(Minor)
under Uniform Gifts to
JT TEN – as joint tenants with right of	Minors Act of
survivorship and not as tenants in common		(State)

Additional abbreviations may also be used though not in the above list.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please print or type name, Social Security or other identifying number and address including postal zip code of assignee

the within Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated

Registered Holder

Signature Guarantee:*

*	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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SCHEDULE OF INCREASES OR

DECREASES IN GLOBAL SECURITY*

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following such decrease (or increase)	Signature of authorized officer of Trustee or Depository

*	To be included in a Global Security.

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